Exhibit 11.1
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
                       LSI LOGIC CORPORATION
                 CALCULATION OF EARNINGS PER SHARE
                (In thousands, except per share amounts)
                           (Unaudited)
                         Three Months Ended   Six Months Ended
                              June 30,         June 30,
                          1995      1994      1995      1994
Primary Earnings Per Share
Net income                $ 55,745 $ 23,438   $101,005 $42,793
Average common and
 common equivalent
 shares:
  Average common
  shares outstanding       121,824  102,985    119,530 100,686
    Dilutive options         4,031    3,239      3,783   3,212
                           125,855  106,224    123,313 103,898
Earnings per common
 and common equivalent
 share                    $  0.44  $  0.22    $ 0.82   $ 0.41

Fully Diluted Earnings Per share

Net income                $ 55,745 $ 23,438   $101,005 $42,793
Interest expense on
 convertible
 subordinated debt,
  net of tax effect          1,542    2,514      3,083   3,843

Adjusted net income       $ 57,287 $ 25,952   $104,088 $46,636
Average common and
 common equivalent
 shares on a fully
 diluted basis:
  Average common
   shares outstanding      121,824   102,985   119,530  100,686
  Convertible subordinated
   debt                     11,735    21,557    11,735   16,668
  Dilutive options           4,380    3,560     4,424     3,335
                           137,939  128,102   135,689   120,689
Fully diluted earnings per
 common and common
 equivalent share         $ 0.42   $  0.20     $ 0.77  $ 0.39

On May 12, 1995, the Company's Board of Directors approved a two-for-one stock split in the form of a stock dividend for stockholders of record on May 23, 1995. The payment date was on June 21, 1995. Accordingly, share information for all periods presented has been retroactively adjusted to reflect this stock dividend.
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